Exhibit 99.1

First National Community Bancorp, Inc. Appoints McGladrey as its Independent Accounting Firm

(Dunmore, PA) — December 15, 2010 - First National Community Bancorp, Inc., the parent company of Dunmore-based First National Community Bank, today announced that its Audit Committee of the Board of Directors adopted resolutions by unanimous written consent appointing McGladrey & Pullen, LLP as the Company’s new independent registered accounting firm, effective immediately.

“The selection of McGladrey, the fifth largest U.S. accounting firm, reaffirms our commitment to create the systems, plans, policies and procedures that will enhance the bank’s long-term competitiveness and financial performance,” Interim President and Chief Executive Officer Jerry A. Champi said. “McGladrey has the capacity and expertise to support the Company’s growth, along with considerable knowledge of our industry. We expect that McGladrey will provide FNCB, as well as our shareholders, significant value in its role as the Company’s independent auditor.”

With the engagement of McGladrey, the Company intends to move quickly to complete the restatement process for 2009 and the first two quarters of 2010, as well as the filing of its third quarter financial results for 2010.

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The Audit Committee of the Board of Directors dismissed Demetrius & Company, L.L.C. (Demetrius), as the Company’s independent public accountant on October 27, 2010. For the years ended December 31, 2009 and 2008, and for the period from January 1, 2010 to October 27, 2010, there were no disagreements between the Company and Demetrius on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

About McGladrey:

McGladrey is the brand under which RSM McGladrey, Inc., and McGladrey & Pullen, LLP, serve clients’ business needs. Together, they rank as the fifth largest U.S. provider of assurance, tax and consulting services, with 7,000 professionals and associates in nearly 90 offices. The two firms operate as separate legal entities in an alternative practice structure. McGladrey & Pullen is a licensed CPA firm that provides assurance services. RSM McGladrey is a leading professional services firm providing tax and consulting services. Both firms are members of RSM International, the sixth largest global network of independent accounting, tax and consulting firms. For more information, visit the McGladrey website at www.mcgladrey.com.

About First National Community Bancorp, Inc.:

First National Community Bancorp, Inc. is the financial holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

For more information about FNCB, visit www.fncb.com.

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This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual events could differ materially from those anticipated by such statements due to various risks, uncertainties and other factors, including uncertainties related to the continuing review and examination of the Company’s financial reports and the timing of the completion of such review.

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MEDIA CONTACT:	INVESTOR CONTACT:

Joseph J. Earyes, CPA	Edward J. Lipkus III, CPA
SVP and Retail Banking Officer	EVP and Chief Financial Officer
First National Community Bank	First National Community Bancorp, Inc.
(570) 558-6701	(570) 348-6438
jearyes@fncb.com	elipkus@fncb.com